EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports, dated March 23, 2007, accompanying the consolidated financial statements and schedule included in the Annual Report of SatCon Technology Corporation on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SatCon Technology Corporation on Form S-8 (File Nos. 033-75934, 333-04280, 333-08047, 333-75339, 333-43802, 333-67504, 333-100753, 333-125882 and 333-125883) and Form S-3 (File Nos. 333-05939, 333-37921, 333-87157, 333-94859, 333-48936, 333-67328, 333-103950, 333-111522, 333-116533, 333-128527, 333-136673 and 333-139897).

/s/ VITALE, CATURANO & COMPANY LTD.
Boston, Massachusetts
March 30, 2007